As filed with the Securities and Exchange Commission on December 19, 1997
                                                     Registration No. 333-______
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                       UNITED DOMINION REALTY TRUST, INC.
               (Exact name of registrant as specified in charter)


           Virginia                                    54-0857512
(State or other jurisdiction of          (I.R.S. employer identification number)
incorporation or organization)
                              10 South 6th Street
                         Richmond, Virginia 23219-3802
          (Address of principal executive office, including zip code)

                       UNITED DOMINION REALTY TRUST, INC.
                             1985 STOCK OPTION PLAN
                            (Full title of the plan)
                              --------------------

                              Katheryn E. Surface
                       Vice President and General Counsel
                       United Dominion Realty Trust, Inc.
               10 South 6th Street, Richmond, Virginia 23219-3802
                                 (804) 780-2691
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                           James W. Featherstone, III
                               Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                         Richmond, Virginia 23219-4074
                                 (804) 788-8267
                              --------------------

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                   Proposed maximum      Proposed maximum
    Title of securities         Amount to be        offering price           aggregate             Amount of
     to be registered            registered          per share(1)        offering price(1)     registration fee
-------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00
par value                     1,800,000 shares         $14.125              $25,425,000            $7,704.54
===================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) using the average of the high and low prices reported on the New York Stock Exchange on December 18, 1997, which was
$14.125.

The prospectus included in this registration statement is a combined prospectus relating also to registration statement no. 33-47926. This registration statement also constitutes post-effective amendment No. 1 to registration statement No. 33-47926 and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. This registration statement and the registration statement amended hereby are collectively referred to herein as the "Registration Statement."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       United Dominion Realty Trust, Inc.

         This Registration Statement relates to the registration of 1,800,000 additional shares of Common Stock of United Dominion Realty Trust, Inc. (the "Company") to be issued pursuant to the United Dominion Realty Trust, Inc. 1985 Stock Option Plan (the "Plan"). The Company previously registered 1,200,000 shares of Common Stock in connection with the Plan on its Registration Statement on Form S-8 (Registration No. 33-47926) (the "Related Registration Statement").

         The contents of Registration Statement File No. 33-47926 are hereby incorporated by reference.

         Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus related to the shares of Common Stock registered pursuant to this Registration Statement also relates to the shares of Common Stock registered pursuant to the Related Registration Statement.

P R O S P E C T U S

                                 309,469 Shares

                       United Dominion Realty Trust, Inc.

                                  Common Stock
                                  ------------

         This Prospectus relates to 309,469 shares (the "Shares") of Common Stock, $1.00 par value (the "Common Stock"), of United Dominion Realty Trust, Inc. (the "Company"), which may be offered by certain of the shareholders of the Company (the "Selling Shareholders") from time to time in transactions on the New York Stock Exchange (the "NYSE"), in privately negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "The Selling Shareholders" and "Plan of Distribution."

         None of the proceeds of sale of the Shares will be received by the Company. The Company will bear certain expenses (estimated at $35,000) in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), and the sale of the Shares by the Selling Shareholders.

         The Common Stock is listed on the NYSE under the symbol "UDR." On December 18, 1997, the last reported sale price of the Common Stock was $14.125 per share.

                                  ------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ------------

               The date of this Prospectus is December 19, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048, and can also be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D. C. 20549, upon payment of the prescribed fees. The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding the Company and other registrants that have been filed electronically with the Commission. The address of such site is http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (File No. 1-10524) filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference in this Prospectus: (i) the Company's annual report on Form 10-K for the year ended December 31, 1996, filed on March 31, 1997; (ii) the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997, filed on May 15, 1997; (iii) the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997, filed on August 14, 1997; (iv) the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997, filed on November 14, 1997; (v) the Company's current report on Form 8-K dated August 15, 1996, filed on August 30, 1996; (vi) the Company's current report on Form 8-K dated October 31, 1996, filed on November 15, 1996; (vii) the Company's current report on Form 8-K dated December 31, 1996, filed on January 15, 1997, including the Company's Form 8-K/A filed on March 17, 1997; (viii) the Company's current report on Form 8-K dated January 21, 1997, filed on January 21, 1997; (ix) the Company's current report on Form 8-K dated July 1, 1997, filed on July 15, 1997, including the Company's Form 8-K/A filed on September 15, 1997, (x) the Company's current report on Form 8-K dated October 21, 1997, filed on November 5, 1997; and (xi) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A dated April 19, 1990, filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide on request and without charge to each person to whom this Prospectus is delivered a copy (without exhibits) of any or all documents incorporated by reference or deemed incorporated by reference in this Prospectus. Requests for such copies should be directed to United Dominion Realty Trust, Inc., 10 South 6th Street, Richmond, Virginia 23219-3802,
Attention: Investor Relations (telephone 804/780-2691).

                                   THE COMPANY

         The Company, founded in 1972, is a self-administered equity real estate trust ("REIT") whose business is devoted to one industry segment, the ownership and operation of apartment communities. At December 12, 1997, the Company owned 62,107 completed apartment homes in 223 apartment communities and had 706 apartment homes under development. In terms of number of apartment homes owned, the Company is the largest apartment REIT operating in the Sunbelt states from Delaware to Nevada and the second largest apartment REIT nationwide. The Company has paid quarterly dividends to its shareholders continuously since its first full year and has increased Common Stock distributions each year during the past 21 years.

         The Company's principal executive offices are located at 10 South 6th Street, Richmond, Virginia 23219- 3802, and its telephone number is (804) 780-2691.


                            THE SELLING SHAREHOLDERS

         Certain information regarding the Selling Shareholders appears in the table below. The Shares being offered by each Selling Shareholder are all the shares of Common Stock received by such Selling Shareholder upon the exercise of options granted pursuant to the Company's 1985 Stock Option Plan (the "Plan"). Under the Plan, the Compensation Committee of the Board of Directors has the authority to grant stock options upon such terms as it may consider appropriate in order to assist the Company in recruiting and retaining directors and key employees. No Selling Shareholder owns one percent or more of the outstanding Common Stock.

                                                                                                        Number of
                                                                    Shares of                         Shares Owned
                                                                  Common Stock        Number of           After
                                                                 Owned Prior to      Shares Being     Completion of
  Selling Shareholder       Relationship with the Company         the Offering         Offered          Offering
  -------------------       -----------------------------         ------------         -------          --------
John P. McCann          Chief Executive Officer and                  378,808           148,852           229,956
                        Chairman of the Board
James Dolphin           Executive Vice President, Chief              158,354            68,982            89,372
                        Financial Officer and Director
Richard A. Giannotti    Senior Vice President and Director            80,446            29,196            51,250
                        of Acquisitions and Development-
                        Eastern Division
Barry M. Kornblau       Senior Vice President and Director           263,060            39,791           223,269
Jerry A. Davis          Vice President and Corporate                  61,148            13,648            47,500
                        Controller
Katheryn E. Surface     Senior Vice President, General                34,000             9,000            25,000
                        Counsel and Corporate Secretary
         Total                                                       975,816           309,469           666,347

                              PLAN OF DISTRIBUTION

         The Company has been advised that the Selling Shareholders may sell Shares from time to time in transactions on the NYSE or in privately negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

         The Selling Shareholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company will pay all expenses of registration of the Shares under the Securities Act (estimated at $35,000) for sale by the Selling Shareholders, other than fees and expenses of counsel or other advisers to any Selling Shareholder, expenses (including counsel fees) of any broker or underwriter, and any discount or commission payable to any broker or underwriter in connection with the sale of any Shares.



                                  LEGAL MATTERS

         The legality of the Shares will be passed upon for the Company by Hunton & Williams, Richmond, Virginia.


                                     EXPERTS

         The consolidated financial statements and schedule of the Company appearing in the annual report (Form 10-K) of United Dominion Realty Trust, Inc. for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of South West Property Trust Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in the Company's current report on Form 8-K dated December 31, 1996, incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The statements of rental operations of Steeplechase Apartments and Westland Park Apartments, included in the Company's current report on Form 8-K, dated October 31, 1996, incorporated herein by reference, have been incorporated herein in reliance upon the reports respectively dated June 20, 1996 and June 18, 1996 of L.P. Martin & Company, P.C., independent auditors, also incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

         The combined statement of rental operations of the Properties, included in the Company's Current Report on Form 8-K, dated August 15, 1996, incorporated herein by reference, has been incorporated herein in reliance upon the report dated May 16, 1996, of Dixon, Odom & Co., P.L.L.C., independent public accountants, also incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

     No one has been authorized to give any information or to make any representations not contained in this Prospectus regarding the Company or the offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or solicitation of an offer to buy, any securities other than those to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct at any time subsequent to the date hereof.


                             ----------------------


                               TABLE OF CONTENTS

                                                  Page

Available Information...............................4

Incorporation of Certain
Documents by Reference..............................4

The Company.........................................5

The Selling Shareholders............................5

Plan of Distribution................................5

Legal Matters.......................................6

Experts.............................................6

                                 309,469 Shares

                             United Dominion Realty
                                  Trust, Inc.

                                  Common Stock


                                   PROSPECTUS

                               December 19, 1997

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

       The following documents (File No. 1-10524) filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference in this
Prospectus: (i) the Company's annual report on Form 10-K for the year ended December 31, 1996, filed on March 31, 1997; (ii) the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997, filed on May 15, 1997; (iii) the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997, filed on August 14, 1997; (iv) the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997, filed on November 14, 1997; (v) the Company's current report on Form 8-K dated August 15, 1996, filed on August 30, 1996; (vi) the Company's current report on Form 8-K dated October 31, 1996, filed on November 15, 1996; (vii) the Company's current report on Form 8-K dated December 31, 1996, filed on January 15, 1997, including the Company's Form 8-K/A filed on March 17, 1997; (viii) the Company's current report on Form 8-K dated January 21, 1997, filed on January 21, 1997, (ix) the Company's current report on Form 8-K dated July 1, 1997, filed on July 15, 1997, including the Company's Form 8-K/A filed on September 15, 1997, (x) the Company's current report on Form 8-K dated October 21, 1997, filed on November 5, 1997; and (xi) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A dated April 19, 1990, filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

       All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein.

       Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       A copy of the Company's annual report to shareholders for 1996 is delivered herewith. Copies of all reports, proxy statements and other communications distributed to shareholders will be delivered to all Plan participants who do not otherwise receive them, no later than the times they are sent to shareholders. The Company will provide on written or oral request and without charge to each person to whom this Prospectus is delivered a copy of the Plan and a copy (without exhibits) of any or all documents incorporated by reference or deemed incorporated by reference herein. Requests for such copies should be directed to United Dominion Realty Trust, Inc., 10 South 6th Street, Richmond, Virginia 23219-3802, Attention: Investor Relations (telephone 804/780-2691, fax 804/788-4607).

Item 8.  Exhibits.

         4(a)     --       Restated Articles of Incorporation of the Company
                           (filed as Exhibit 4(i)(c) to the Company's Form S-3
                           Registration Statement (registration No. 33-64275) filed with the Commission on November 15, 1995, and incorporated by reference herein)

         4(b)     --       Amendment to Restated Articles of Incorporation of
                           the Company (filed as Exhibit 6(a)(4) to the Company's Form 8-A registration statements dated
                           April 19, 1990 and April 24, 1995 (File No. 1-10524),
                           and incorporated by reference herein)

         4(c)     --       Amendment to the Restated Articles of Incorporation
                           of the Company (filed as Exhibit i(c) to the Company's Form 8-A registration statement dated June
                           11, 1997 (File No. 1- 10524), and incorporated by reference herein)

         4(d)     --       Restated Bylaws of the Company (filed as Exhibit 3(b)
                           to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997 (File No. 1-10524), and incorporated by reference herein)

         4(e)     --       Specimen United Dominion Common Stock certificate
                           (filed as Exhibit 4(i) to the Company's Annual Report on Form 10-K for the year ended December 31, 1993
                           (File No. 1-10524), and incorporated by reference herein)

         4(f)     --       Note Purchase Agreement dated as of January 15, 1993,
                           between the Company and CIGNA Property and Casualty
                           Insurance Company, Connecticut General Life Insurance
                           Company, Connecticut General Life Insurance Company, on behalf of one or more separate accounts, Insurance
                           Company of North America, Principal Mutual Life
                           Insurance Company and Aid Association for Lutherans
                           (filed as Exhibit 6(c)(5) to the Company's Form 8-A
                           Registration Statement dated April 19, 1990 (File No.
                           1-10524), and incorporated by reference herein)

         4(g)     --       Credit Agreement dated as of December 15, 1994,
                           between the Company and First Union National Bank of
                           Virginia (filed as Exhibit 6(c)(6) to the Company's
                           Form 8-A Registration Statement dated April 19, 1990
                           (File No. 1-10524), and incorporated by reference herein)

         4(h)     --       Three Year Credit Agreement dated as of August 4,
                           1997, between the Company, United Dominion Realty,
                           L.P., and other subsidiaries and affiliates of the Company, the Lenders named therein and NationsBank, N.A., as Administrative Agent (filed as Exhibit
                           A(ii)(g) to the Company's Form 10-Q for the quarter ended September 30, 1997 (File No. 1- 10524), and incorporated by reference herein).

         4(i)     --       364 Day Credit Agreement dated as of August 4, 1997,
                           between the Company, United Dominion Realty, L.P., and other subsidiaries and affiliates of the Company, the Lenders named therein and NationsBank, N.A., as Administrative Agent (filed as Exhibit A(ii)(h) to the Company's Form 10-Q for the quarter ended
                           September 30, 1997 (File No. 1- 10524), and incorporated by reference herein).

           5      -        Opinion of Hunton & Williams

          23(a)   -        Consent of Ernst & Young, Richmond, Virginia

          23(b)   -        Consent of Ernst & Young, Dallas, Texas

          23(c)   -        Consent of L. P. Martin & Company, P.C.

          23(d)   -        Consent of Dixon, Odom & Co., P.L.L.C.

          23(e)   -        Consent of Hunton & Williams (included in Exhibit 5)

          25      -        Power of Attorney (included on signature page)

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richmond, Commonwealth of Virginia, on December 19, 1997.

                                     UNITED DOMINION REALTY TRUST, INC.


                                     By:          /s/ John P. McCann
                                         -----------------------------------
                                                     John P. McCann
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 19, 1997. Each of the undersigned officers and directors of the registrant hereby constitutes John P. McCann, James Dolphin and Katheryn E. Surface, any of whom may act, his true and lawful attorneys-in-fact with full power to sign for him and in his name in the capacities indicated below and to file any and all amendments to the registration statement filed herewith, making such changes in the registration statement as the registrant deems appropriate, and generally to do all such things in his name and behalf in his capacity as an officer and director to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.



         Signature                      Title & Capacity
         ---------                      ----------------
    /s/ John P. McCann           President, Chairman, Chief Executive Officer
------------------------------   (Principal Executive Officer) and Director
        John P. McCann


    /s/ James Dolphin*           Executive Vice President, Chief Financial Officer
------------------------------   (Principal Financial Officer) and Director
        James Dolphin


   /s/ Jerry A. Davis*           Vice President and Corporate Controller
------------------------------   (Principal Accounting Officer)
       Jerry A. Davis


   /s/ Jeff C. Bane*             Director
------------------------------
       Jeff C. Bane


   /s/ R. Toms Dalton, Jr.*      Director
------------------------------
       R. Toms Dalton, Jr.


   /s/ Barry M. Kornblau*        Director
------------------------------
       Barry M. Kornblau


   /s/ John C. Lanford*          Director
------------------------------
       John C. Lanford


   /s/ H. Franklin Minor*        Director
------------------------------
       H. Franklin Minor

                                      II-3

   /s/ Lynne B. Sagalyn*         Director
------------------------------
       Lynne B. Sagalyn


   /s/ Mark J. Sandler*          Director
------------------------------
       Mark J. Sandler


   /s/ Robert W. Scharar*        Director
------------------------------
       Robert W. Scharar


   /s/ John S. Schneider*        Director
------------------------------
       John S. Schneider


   /s/ C. Harmon Williams, Jr.*  Director
------------------------------
       C. Harmon Williams, Jr.

By:/s/ John P. McCann
------------------------------
     John P. McCann
     (Attorney-in-Fact for persons indicated*)

                                  EXHIBIT INDEX

                                                                           Sequentially
Exhibit                        Document                                    Numbered Page
-------                        --------                                    -------------
   5              - Opinion of Hunton & Williams

   23(a)          - Consent of Ernst & Young, Richmond, Virginia

   23(b)          - Consent of Ernst & Young, Dallas, Texas

   23(c)          - Consent of L. P. Martin & Company, P.C.

   23(d)          - Consent of Dixon, Odom & Co., P.L.L.C.

   23(e)          - Consent of Hunton & Williams (included in Exhibit 5)